EXHIBIT 10.10

[DIRECTOR EMPLOYEE]

THIS DOCUMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Amendment to
Franklin Electric Co., Inc.
Non-Qualified Stock Option Agreements

This Amendment to the Non-Qualified Stock Option Agreements is made and entered into on ____________ ___, 2012, by and between Franklin Electric Co., Inc., an Indiana corporation (“Franklin”), and R. Scott Trumbull (the “Participant”).

WHEREAS, Franklin and the Participant are parties to Non-Qualified Stock Option Agreements covering Options previously granted to the Participant under the Franklin Electric Co., Inc. Stock Plan (the “Agreements”); and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the second paragraph of Section 4 of each Agreement to read as follows, effective as of June 1, 2012:

In the event the Participant's employment with the Company and all subsidiaries terminates without cause (as determined by the Committee in its sole discretion) and for any reason other than death, disability or retirement, and the Participant's service on the Board continues thereafter, the Option shall continue to vest and remain exercisable in accordance with its terms. If the Participant's service on the Board subsequently terminates, then (i) if the termination of service is due to death, retirement or the Participant's conclusion that he is no longer able to serve due to a condition that meets the definition of disability below (provided the Board of Directors concurs that there is a disability), the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of (A) the Expiration Date and (B) in the case of disability or retirement, 36 months after the date of termination of service, and in the case of death, 12 months after the date of termination of service, (ii) if the termination of service is without cause (as determined by the Committee in its sole discretion) and for any reason other than death, retirement or the Participant's conclusion that he is no longer able to serve due to a condition that meets the definition of disability below (provided the Board of Directors concurs that there is a disability), the Option shall expire on the earlier of the 90th day after the date of the Participant's termination or the date the Option expires by its terms and (iii) if the termination of service is for cause (as determined by the Committee in its sole discretion), the Option shall expire on the date of such termination of service, and no portion shall be exercisable after the date of such termination.

All other provisions of the Agreements remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed by the parties this ___ day of ____________, effective as of June 1, 2012.

FRANKLIN ELECTRIC CO., INC.

By:
R. Scott Trumbull